AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT


         This Amendment Number Two to Employment Agreement (this "amendment") is made and entered into as of the 2nd day of January, 2000, by and between IGF Holdings, Inc., an Indiana corporation, and Thomas F. Gowdy with respect to that certain Employment Agreement executed April 9, 1996 and April 15, 1996 and that certain Amendment thereto dated August 1, 1997 and that certain Assignment and Assumption by and between IGF Insurance Company, an Indiana corporation, and IGF Holdings, Inc. dated August 1, 1997 (collectively, the "Agreement").

         WHEREAS, the parties desire to amend the Agreement as set forth herein.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1 is hereby deleted in its entirety and there is inserted in lieu thereof the following:

                "2.1 Salary. During the term of this agreement, the Company shall pay Executive a salary at the minimum annual rate of One Hundred Sixty-Five Thousand Dollars ($165,000). This salary shall be payable in twenty-six (26) equal installment. Company may increase this annual rate at its discretion but no reduction of Executive's then current rate of pay shall be made without his prior written consent."

2. Section 2.6 (b) is hereby amended as follows: The words "Seven Hundred Fifty Dollars ($750)" are hereby deleted and there is inserted in lieu thereof, "One Thousand Dollars ($1,000)".

3.              The first  sentence of Section 1.1 is hereby amended as follows:
                The words "effective as of February 1, 1996 and continuing for a period of thirty-six (36) months through January 31, 1999" are hereby deleted and there is inserted in lieu thereof, "effective as of January 1, 2000 and continuing for a period of thirty-six
                (36) months through December 31, 2002".

4.              There is hereby added to the end of the last sentence of Section
                1.1 the following: "provided, however, that the Executive's right to receive the amount of such severance payments shall be offset by income to the Executive from other than the Company, if any, during such twelve month period. Executive shall use his best efforts to obtain gainful employment or earn income within a reasonable area of Central Iowa with a similar position and within 80% of his current compensation, during the term of such severance period."

5.       Section 3.4 is hereby added as follows, as amended:

                "3.4 Change of Control. Notwithstanding any other provisions of this Agreement, if (i) a Change of Control shall occur; and (ii) within twelve (12) months of any such Change of Control, Executive (a) receives a Notice of Non-Renewal, (b) is terminated for any reason other than for Cause, or (c) Company (including its successors, if any) is in breach of this Agreement, (each of which is a "Triggering Event") then Executive shall continue to receive his current salary (in bi-weekly payments) as severance pay until the earlier to occur of:

(a) Executive shall commence employment with a firm or entity other than the Company such that his base salary is within 80% of his current base salary pursuant to this Agreement; or

(b)      The expiration of one (1) year from the date of the Triggering Event.

                           The receipt by Executive of payments pursuant to this
                           Section 3.4 is specifically conditioned, and no payments pursuant to this Section 3.4 shall be made to executive if he is, at the time of his Termination, in breach of any provision (specifically including, but not limited to, the provision s of this agreement pertaining to non-solicitation and confidentiality) of this Agreement and has received written notice from the Company specifying the conduct constituting such breach and the section(s) of this Agreement that are being breached. Further, if such payments have already begun, the continuation of payments to Executive pursuant to this Section 3.4 shall cease at the time Executive shall fail to comply with the non solicitation and confidentiality provision of Article 4 herein and has received written notice from the Company specifying the conduct constituting such breach and the section(s) of this Agreement that are being breached. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to this
                           Section 3.4 shall be offset (but not below zero) by any base salary received by Executive during the period called for in this Section 3.4 from a subsequent employer.

                    "Change of Control" shall mean the inability of any one or all collectively G. Gordon Symons, Alan G. Symons and Douglas H. Symons to directly or indirectly cause the election of a majority of the members of the Board of Directors of Goran Capital Inc., Symons International Group, Inc., IGF Holdings, Inc. or IGF Insurance Company or their respective successors."

6. Section 4.1 is deleted in its entirety and inserted in lieu thereof the following:

         4.1      Non-solicitation.

                           During Executive's employment with the Company during the term of this Agreement and for a period of one
                           (1) year from and after termination of that employment, except for a termination without Cause, Executive agrees that he will not; (a) directly or indirectly, solicit any of the Company's employees for the purpose of hiring them or inducing them to leave employment with the Company; and (b) directly solicit any person or entity that is, or was within the then most recent 12-month period, a customer or client of the company, whether for his own account or for the account of any other individual, partnership, firm, corporation or other entity, for the purpose of selling that third party crop insurance that would replace or supersede coverage then provided by the Company to that third party. For purposes of subsection 4.1 (b), the term "solicit" shall be limited to sales efforts initiated by Executive and shall not include any response by Executive to inquiries made to him without invitation or solicitation on his part of referrals made by others to Executive where such referrals were not invited or encouraged by Executive.

7. All references in this Agreement to Section 4.1 and/or a non-competition covenant shall be deemed to apply only to new
                Section 4.1 and its non-solicitation provision.

8. Section 5.3 is hereby amended as follows: Notice to Executive shall be to:


                                    Thomas F. Gowdy
                                    6040 Nottingham
                                    Johnston, IA  50131

                  Notice to the Company shall be to:
                                    Alan G. Symons

                                  Goran Capital

                                    4720 Kingsway Drive
                                    Indianapolis, IN  46205

9. Exhibit C is hereby deleted in its entirety and there is inserted in lieu thereof Exhibit C as attached hereto. All references in Exhibit C in the Agreement shall mean Exhibit C as attached hereto.

10. Terms used herein and not otherwise defined shall have the meaning as set forth in the Agreement.
11. Except as otherwise expressly set forth herein, the Agreement shall continue in full force and effect.
12.      Executive shall be employed as President of the Company and shall have duties assigned to him as are customarily assigned to the President of the Company by the Chief Executive officer of the Company or members of the Board. The Executive shall carry out his duties using this best efforts ensure the well being of the Company. Any reduction in his title or scope of duties shall constitute a termination without cause. To the extent that the Agreement lists other titles and/or duties that shall be superceded by this paragraph.

13. Notwithstanding any other provision of this Agreement, upon termination or expiration of the Agreement for any reason, Executive shall be entitled to not less than a one-year severance payment and continuation of benefits and insurance for 12 months after the date his employment ends, based upon the offset agreed upon in 4.

                                        IGF Holdings, Inc.





                                         By:  _________________________________

                                         Alan G. Symons, Chief Executive Officer





                                         ---------------------------------

                                         Thomas F. Gowdy

                                                                       Exhibit C

Bonus Arrangement

The bonus shall be calculated based upon the Company's pre-tax profit before management fees and bonuses to Executive. A minimum pre-tax profit target of Ten Million ($10,000,000) must b e obtained for the year ended December 31, 2000 in order for a bonus to be earned. The minimum pre-tax profit target will increase ten percent (10%) per year for the life of the contract. By way of example, the minimum pre-tax profit target for 2001 must be $11,000,000 for a bonus to be earned. The bonus payable to Executive shall be seventy-five (75%) of base salary.

Notwithstanding with the preceding paragraph, during the 36-month term of this Agreement, a bonus of not less than $150,000 shall be paid to Executive as a guaranteed amount. If the bonus paid under the first paragraph of this exhibit C do not reach $150,000, the remaining amount will be paid to Executive or used to offset any advances made to him by the company. To the extent such bonus payments have not been sufficient to offset advances made to the executive prior to the date of signing of this Agreement, will be considered discharged and paid in full without tax consequence to the Executive (Thus, if any additional amounts or "gross up" payments must be made to offset taxes, the Company shall pay the amount necessary to the Executive prior to the tax filing due date of the Executive.)